Exhibit 99.1

First National Bank Appoints Interim President

Howell, MI…April 28, 2006—Barbara Draper will return to First National Bank, headquartered in Howell, Michigan, as Interim President of the Bank and its holding company, effective today, according to W. Rickard Scofield, Chairman of FNBH Bancorp, Inc.. Ms. Draper, former First National Bank president and chief executive officer, and current Board member, will replace Herbert W. Bursch, who resigned for personal reasons.

    “We’re delighted that Barb will return to First National on an interim basis while we conduct a search to permanently fill the position of president/ceo,” said Scofield. “Barb’s experience will maintain seamless day-to-day operations for First National Bank.”

    Ms. Draper retired as president and chief executive officer of the corporation and bank in May of 2004 after serving in that capacity for 11 years. She continues to serves on the Bank’s Board of Directors.

    FNBH Bancorp, Inc., parent company of First National Bank, a financial services company headquartered in Howell, Michigan, is a full service bank offering commercial and retail banking services, and investment management. First National Bank, with assets over $470 million and nine offices, has served Livingston County for over 100 years.

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